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                            EXHIBIT 12 TO FORM 10-K

                           UMB FINANCIAL CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                        YEAR ENDED DECEMBER 31,
                                                     --------------------------------------------------------
                                                        1995       1994        1993        1992        1991
                                                        ----       ----        ----        ----        ----
                                                                        (DOLLARS IN THOUSANDS)
Income before income taxes and change in
 accounting principle..............................  $ 77,623    $ 70,399    $ 61,249    $ 55,115    $ 53,395
Add
 Portion of rents representative of the interest
  factor...........................................       940         840         977         807         715
 Interest on indebtedness other than deposits......    36,193      29,106      20,591      20,763      29,540
 Amortization of debt expense......................        65          48          51          --          --
                                                     --------    --------    --------    --------    --------
Income as adjusted excluding interest on
 deposits..........................................  $114,821    $100,393    $ 82,868    $ 76,685    $ 83,650
Add interest on deposits...........................   121,594     106,958      99,127     103,023     142,137
                                                     --------    --------    --------    --------    --------
Income as adjusted including interest on
 deposits..........................................  $236,415    $207,351    $181,995    $179,708    $225,787
                                                     ========    ========    ========    ========    ========
Fixed charges:
 Interest on indebtedness other than deposits......  $ 36,193    $ 29,106    $ 20,591    $ 20,763    $ 29,540
 Portion of rents representative of the interest
  factor...........................................       940         840         977         807         715
 Amortization of debt expense......................        65          48          51          --          --
                                                     --------    --------    --------    --------    --------
Fixed charges excluding interest on deposits.......  $ 37,198    $ 29,994    $ 21,619    $ 21,570    $ 30,255
Interest on deposits...............................   121,594     106,958      99,127     103,023     142,137
                                                     --------    --------    --------    --------    --------
Fixed charges including interest on deposits.......  $158,792    $136,952    $120,746    $124,593    $172,392
                                                     ========    ========    ========    ========    ========
Ratio of earnings to fixed charges
 Excluding interest on deposits....................      3.09        3.35        3.83        3.56        2.76
                                                         ====        ====        ====        ====        ====
 Including interest on deposits....................      1.49        1.51        1.51        1.44        1.31
                                                         ====        ====        ====        ====        ====
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